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FOR IMMEDIATE RELEASE
September 8, 1999


         ANKER COAL ANNOUNCES REVISED RESTRUCTURING AND FINANCING TERMS

         Morgantown, WV - As previously described in the Anker Coal Group, Inc. (the "Company") Form 10-Q for the quarter ended June 30, 1999, the Company is engaged in negotiations with Rothschild Recovery Fund, L.P. ("Rothschild") to restructure its 9 3/4% Senior Notes due 2007 and raise additional capital. The Company announced today that it had reached agreement in principle with Rothschild on a revised structure for the proposed transaction.

         Like the structure described in the Company's previous filings with the SEC, the revised approach would involve issuing secured exchange Notes for the existing unsecured senior Notes in a private transaction with a limited number of Note holders and raising additional capital in a private placement. It is now proposed to offer Note holders in a private exchange $800 principal amount of new 14.25% Senior Secured Notes due 2007 plus common equity in the Company for each $1,000 principal amount of old Notes exchanged. The proposed exchange ratio has been increased from 75% in the previous structure in lieu of paying the October 1, 1999 interest payment on the existing Notes in cash. For each $1,000,000 principal amount of Notes exchanged, the exchanging Note holder would receive 0.16% of the Company's fully diluted equity, for a total of 20% if all Notes were exchanged. The interest payment on the new Notes due April 1, 2000 would be paid in kind by issuing $71.25 principal amount of new Notes in lieu of cash interest due on each $1,000 principal amount of new Notes on such date. Interest on the new Notes would thereafter be payable only in cash. The revised approach also contemplates that the Company would issue new notes to JJF Group Limited Liability Company (a shareholder of the Company controlled by the estate of John J. Faltis, former Chairman and Chief Executive Officer of the Company) in exchange for cancellation of JJF Group's stock in the Company and its rights to require the Company to buy that stock for $10,000,000 plus interest. Under the proposed new approach, the Company would need to raise substantially less cash, all of which Rothschild has agreed in principle to provide.

         Consummation of the proposed private transaction is subject to satisfaction of a number of conditions, including negotiation of definitive documentation and the exchange of at least a majority of the old Notes for new Notes in the private exchange. Rothschild has advised the Company that, assuming the proposed transaction is consummated, it will exchange its roughly $41,000,000 of old Notes in the private exchange and will purchase $11,765,000 of additional new notes plus 10% of the Company's fully diluted equity for a payment of $10,000,000 in cash at closing. In addition, Rothschild has agreed to provide the Company with approximately $7,500,000 of additional cash if needed to make the October 1, 2000 interest payment on the Notes by purchasing additional Notes at a price equal to 95% of their then-current market value.

         The Company has identified a limited group of Note holders to which it plans to offer the opportunity to participate in the proposed private exchange. The Company anticipates offering Note holders that are not involved in the initial private exchange the opportunity to exchange their unexchanged 9 3/4% Notes for new Notes in a subsequent public exchange offer.
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         The Company believes that the revised restructuring proposal is in its best interests, and will enable the Company to continue implementing its current business plan. The Company cannot give any assurance that the proposed transaction will be consummated on terms acceptable to all parties, if at all.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         The securities to be issued as described above have not and will not be registered under the Securities Act of 1933 and may not be offered and sold in the United States absent registration or an applicable exemption from registration. The above is not and shall not be deemed to constitute an offer to sell or the solicitation of an offer to buy any security. Any such offer will be made only by a separate exchange offer and private placement memorandum.

         This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including the Company's ability to implement its business plan, the availability of liquidity and capital resources, the effects of the transition to contract mining, the ability to achieve anticipated cost savings, securing new mining permits, unforeseen adverse geologic conditions, successful completion of the planned restructuring and receipt of additional capital, and other factors identified in the Company's filings with the SEC. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the control of the Company.

         Contact Bruce Sparks, President, Anker Coal Group, Inc. at (304) 594-1616.